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Exhibit (a)(1)(B)

ANGELICA CORPORATION

ELECTION TO TENDER OPTIONS PURSUANT TO
THE OFFER TO PURCHASE, DATED July 3, 2008

To:
ANGELICA CORPORATION

        I have received and read the offer to purchase, dated July 3, 2008, and this election to tender options (the "election form" which, together with the offer to purchase, as they may be amended from time to time, constitutes the "offer"). All terms used in this election form but not defined shall have the meaning ascribed to them in the offer to purchase.

  I understand, acknowledge and agree that:

  •
  Subject to the terms and conditions of the offer, I may tender all but not less than all of my "in-the-money" options to Angelica for a cash payment (minus tax withholding) described in the offer to purchase prior to the expiration of the offer at 10:00 a.m. St. Louis Time, August 4, 2008, as the same may be extended.

  •
  Subject to the terms and conditions of the offer, I may tender all but not less than all of my "out-of-the-money" options to Angelica for a cash payment (minus tax withholding) described in the offer to purchase prior to the expiration of the offer at 10:00 a.m. St. Louis Time, August 4, 2008, as the same may be extended.

  •
  By tendering my outstanding options, I am consenting to the cancellation of those options, subject to the terms and conditions of the offer.

  •
  Angelica's acceptance of the options that I have tendered pursuant to the offer will constitute a binding agreement between Angelica and me upon the terms and subject to the conditions of the offer. Upon Angelica's acceptance of the options that I have tendered pursuant to the offer, the options shall be purchased and cancelled, and I shall have no right to exercise my options to purchase Angelica common stock under the terms and conditions of such options after the date of Angelica's acceptance.

  •
  Under the circumstances set forth in the offer, Angelica may terminate or amend the offer and postpone its purchase and cancellation of my tendered options.

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  Upon the expiration of the offer, the satisfaction of all of the conditions to the offer and Angelica's acceptance of the tender of my options, a cash payment will be made to me for my properly tendered options other than those options that have:

  •
  expired before the expiration of this offer; or

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  been properly withdrawn from this offer by me; or

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  been exercised by me before the expiration of this offer.

  •
  I have certain rights pursuant to the terms and conditions of the offer to withdraw any options that I tender, and I have the right to exercise any of my options before the expiration of the offer even if I have already tendered them in the offer.

  •
  I will not receive any payment pursuant to this offer for any option that I hold that expires by its terms before expiration of this offer, and I will lose the value of any option that expires. Because of the possibility that Angelica may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, I understand that it is my responsibility to decide whether to exercise any of my options before they expire.

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  The purchase price in connection with the tender of my options will represent ordinary compensation income, and the amount of the cash payment actually delivered to me will be determined after reduction by any required tax withholdings by Angelica.

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  Angelica has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

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  All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

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  I do not have to deliver any of my option agreements.

If you wish to tender all of your "in-the-money" options, all of your "out-of-the-money" options or both, please indicate your election by checking the applicable box below and sign, date and return this election form to the following address no later than the expiration date:

Angelica Corporation
424 South Woods Mill Road
Chesterfield, Missouri 63017-3406
Attention: Jerre Simmons
Telephone: (314) 854-3826
Facsimile: (314) 854-3949
jsimmons@angelica.com

Please direct any questions or requests for assistance, as well as requests for additional copies of the offer to purchase or this election form, to Jerre Simmons at the above address and telephone number. The method by which you deliver any required document is at your option and risk, and the delivery will be made only when actually received by Angelica, including by means of hand delivery to Jerre Simmons at the above address. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration date.

ELECTION TO TENDER OPTIONS
BY [INSERT EMPLOYEE NAME]

        According to the records of Angelica, the following "in-the-money" and "out-of-the-money" option grants have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed below or the amount of options outstanding, please contact Jerre Simmons at (314) 854-3826.

"In-the-Money" Options

        If you elect to participate and tender "in-the-money" options in this offer, all of your "in-the-money" options will be tendered pursuant to the offer. You are not permitted to tender only some of your "in-the-money" options and retain others. If you would like to participate in this offer to purchase and tender all of your "in-the-money" options, please indicate your election by checking the box below.

        You will only receive a cash payment for "in-the-money" options that have not expired before the expiration of the offer. See "The Offer—5. Acceptance of and Payment for Options in the Offer to Purchase."

☐  Yes, I wish to tender all of my outstanding "in-the-money" options in exchange for the following cash payment.

Total Cash Payment: $

Option Date	Option Exercise Price	Options Outstanding(1)	Cash Payment Per Option(2)(3)	Total Cash Payment(2)

(1)
Represents the number of options that remain outstanding.

(2)
This cash payment will be made upon completion of this offer only if the option has been tendered, has not been exercised, and has not expired before the expiration of the offer.

(3)
Payment is the "spread value" of each "in-the-money" option, which is the product of (a) the excess of $22.00 per share over the per share exercise price of such option multiplied by (b) the aggregate number of shares of Angelica common stock issuable upon exercise of such option.

"Out-of-the-Money" Options

        If you elect to participate and tender "out-of-the-money" options in this offer, all of your "out-of-the-money" options will be tendered pursuant to the offer. You are not permitted to tender only some of your "out-of-the-money" options and retain others. If you would like to participate in this offer to purchase and tender all of your "out-of-the-money" option, please indicate your election by checking the box below.

        You will only receive a cash payment for "out-of-the-money" options that have not expired before the expiration of the offer. See "The Offer—5. Acceptance of and Payment for Options in the Offer to Purchase."

☐  Yes, I wish to tender all of my outstanding "out-of-the-money" options in exchange for the following cash payment.

Total Cash Payment: $

Option Date	Option Exercise Price	Options Outstanding(1)	Cash Payment Per Option(2)(3)	Total Cash Payment(2)

(1)
Represents the number of options that remain outstanding.

(2)
This cash payment will be made upon completion of this offer only if the option has been tendered, has not been exercised, and has not expired before the expiration of the offer.

(3)
Payment is $0.82 multiplied by the number of shares of Angelica common stock issuable upon exercise of such "out-of-the-money" option.

        By signing and returning this election form, I represent and warrant to Angelica that:

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  I have full power and authority to tender the foregoing for purchase and cancellation and that, when and to the extent such options are accepted by Angelica, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such options will not be subject to any adverse claims.

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  Upon request, I will execute and deliver any additional documents deemed by Angelica to be necessary or desirable to complete the purchase and cancellation of the options that I am tendering.

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  I have read and agree with the understandings and acknowledgments set forth on page 1 of this election form.

        The undersigned, intending to be legally bound, has executed this election form as of the date indicated below.

Signature of Holder	Date:	, 2008

This election form must be signed by the holder of the options. Angelica will not accept any alternative, conditional or contingent elections.

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  Exhibit (a)(1)(B)
ELECTION TO TENDER OPTIONS PURSUANT TO THE OFFER TO PURCHASE, DATED July 3, 2008